Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (Nos. 333-249555 and 333-254340) on Form S-8 of our report dated March 15, 2022, with respect to the balance sheets of Shattuck Labs, Inc. as of December 31, 2021 and 2020, the related statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2021 annual report on Form 10-K of Shattuck Labs, Inc.
/s/ KPMG LLP
Austin, Texas
March 15, 2022